As filed with the Securities and Exchange Commission on December 30, 2008	Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AGFEED INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-2597168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Rm. A1001-1002, Tower 16 Hengmao Int'l Center 333 S. Guangchang Rd. Nanchang, Jiangxi Province China 330003
(Address of principal executive offices)

AgFeed Industries, Inc. 2008 Long-Term Incentive Plan
(Full title of the plan)

Junhong Xiong President and Chief Executive Officer Rm. A1001-1002, Tower 16 Hengmao Int'l Center 333 S. Guangchang Rd. Nanchang, Jiangxi Province China 330003 86-0791-6669099	with copies to: Brian S. North, Esq. Buchanan Ingersoll & Rooney PC 1835 Market Street, 14th Floor Philadelphia, PA 19103
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered (1)	per share(2)	offering price (2)	Registration Fee(2)
Common stock, par value $0.001 per share	1,000,000	$2.055	$2,055,000.00	$80.76

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the AgFeed Industries, Inc. 2008 Long-Term Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the common stock being registered hereby on the NASDAQ Global Market on December 24, 2008.

INTRODUCTION

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by AgFeed Industries, Inc., a Nevada corporation (the “Company”), relating to 1,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) issuable to eligible persons under the Agfeed Industries, Inc. 2008 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) prior to the date of this Registration Statement are hereby incorporated in this Registration Statement by reference:

(1)	The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the Commission on April 16, 2008 (File No. 001-33674);

(2)	The Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008, filed with the Commission on May 22, 2008 (File No. 001-33674);

(3)	The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 11, 2008 (File No. 001-33674);

(4)	The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the Commission on November 14, 2008 (File No. 001-33674);

(5)
The Company's Current Reports on Form 8-K, filed with the Commission on each of January 16, 2008, January 30, 2008, February 25, 2008, February 28, 2008, March 3, 2008, March 12, 2008, April 10, 2008, April 16, 2008, April 22, 2008, April 29, 2008, May 1, 2008, May 6, 2008, May 15, 2008, May 19, 2008, May 21, 2008, May 27, 2008, June 2, 2008, June 5, 2008, June 10, 2008, June 25, 2008, July 3, 2008, August 11, 2008, August 20, 2008, August 25, 2008, September 9, 2008, September 12, 2008, September 18, 2008, September 26, 2008, October 7, 2008, November 4, 2008, November 10, 2008, November 13, 2008 and December 24, 2008 (File Nos. 001-33674); and

(6)
The description of the Common Stock set forth under Item 1. Description of Registrant’s Securities to be Registered in the Company’s registration statement on Form 8-A (File No. 001-33674), together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

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The Company’s Amended and Restated Bylaws provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Holland & Hart LLP

10.17	AgFeed Industries, Inc. 2008 Long-Term Incentive Plan (incorporated by reference to Appendix A of the Corporation’s Definitive Proxy Statement filed with the Commission on April 29, 2008)

23.1	Consent of Goldman Parks Kurland Mohidin LLP, the Company's Independent Registered Public Accounting Firm

23.2	Consent of Holland & Hart LLP (contained in opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (contained herein on the signature page)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nanchang City, Jiangxi Province, China on the 30th day of December, 2008.

AGFEED INDUSTRIES, INC.

By: /s/ Junhong Xiong
Junhong Xiong
President, Chief Executive Officer
and Vice Chairman

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints Junhong Xiong and Liangfan Yan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, will all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Form S-8 Registration Statement and Power of Attorney was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Junhong Xiong	President, Chief Executive Officer and Vice Chairman	December 30, 2008
Junhong Xiong

/s/ Liangfan Yan	Chief Financial Officer and Chief Accounting Officer	December 30, 2008
Liangfan Yan

/s/ Songyan Li	Chairman of the Board and Director	December 30, 2008
Songyan Li

/s/ Lixiang Zhang	Director	December 30, 2008
Lixiang Zhang

/s/ Fredric W. Rittereiser	Director	December 30, 2008
Fredric W. Rittereiser

/s/ Arnold Staloff	Director	December 30,2008
Arnold Staloff

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